TMSF HOLDINGS, INC.
660 S. Figueroa Street, 9th Floor
Los Angeles, California 90017

To All Stockholders of TMSF Holdings, Inc.

Dear Stockholder:

        TMSF Holdings, Inc., (the “Company”) is furnishing this notice and the accompanying information statement to you as a holder of our common stock to inform you that our Company plans to terminate its public reporting obligations under the federal securities laws by taking the Company private as a result of consummating a short form merger with TMSF Merger Corporation, a corporation recently formed to consummate the merger (the “Merger”). After the registration of our common stock is terminated, we will no longer be subject to the reporting and related obligations under these laws and we will cease to file certain reports with the Securities and Exchange Commission, as more fully described in the accompanying information statement. This will also result in the termination of the quotation of our common stock on the over-the-counter, pink sheets (“OTC Pink Sheets”).

        As more fully described in the accompanying information statement, prior to the consummation of the Merger, our majority stockholders (consisting of Raymond Eshaghian, Massoud Yashouafar, Solyman Yashouafar, Hamid Joseph Nourmand and Doris Nourmand) will contribute their shares, representing approximately 93% of the outstanding shares of the Company’s common stock to TMSF Merger Corporation. Thereafter, each share of the Company’s common stock not owned by TMSF Merger Corporation or stockholders of the Company who properly exercise statutory appraisal rights applicable under Delaware law will be converted into the right to receive $0.45 in cash. Shares held by stockholders who exercise and perfect their statutory appraisal rights will be converted into the right to receive an amount determined to be fair value by the court in the appraisal proceeding. The purpose of the Merger is to provide a source of liquidity to the public stockholders and to enable Parent to acquire all of the outstanding equity interests in the Company and eliminate the expenses and potential liabilities associated with operating a public company.

        You have a statutory right to dissent from the Merger and demand payment of the fair value of the Company shares as determined in a judicial appraisal proceeding in accordance with Section 262 of the Delaware General Corporation Law, plus a fair rate of interest, if any, from the date of the Merger. This value may be more or less than the $0.45 per share in cash consideration offered in the Merger (discussed fully in the attached information statement). The accompanying information statement contains details on the transactions described in this notice, including important information concerning the Merger and deregistration of our common stock, as well as the planned contribution by our majority stockholders to the Parent. We strongly urge you to read the accompanying information statement very carefully.

        Although our board of directors has approved the Merger and subsequent deregistration of our common stock, our board of directors reserves the right to postpone or abandon the proposed Merger and deregistration at any time before they are consummated for any reason. Similarly, there is no commitment or agreement in place that obligates the Company to proceed or complete the planned Merger. The Company may postpone or abandon its plans to complete the Merger at any time before any such transaction is consummated.

By order of the board of directors of TMSF Holdings, Inc.

By: /s/ Raymond Eshaghian
       Raymond Eshaghian
       Chairman of the Board, Chief Executive Officer,
       and Secretary

INFORMATION STATEMENT

TMSF HOLDINGS, INC.
660 S. Figueroa Street, 9th Floor
Los Angeles, California 90017

        TMSF Holdings, Inc., a Delaware corporation (the “Company”), is furnishing this information in connection with the Company’s plan to effect a merger with TMSF Merger Corporation, a recently formed Delaware corporation (the “Parent”), with a view to cashing out all of the Company’s stockholders other than shares owned by the Parent and subsequently terminating the registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.” The Company plans to file a Form 15 with the Securities and Exchange Commission promptly after consummation of the Merger. The registration of the Company’s common stock under the Exchange Act will terminate 90 days after the filing of the Form 15.

        As more fully described below, prior to the consummation of the Merger, our majority stockholders (consisting of Raymond Eshaghian, Massoud Yashouafar, Solyman Yashouafar, Hamid Joseph Nourmand and Doris Nourmand) will contribute their shares, representing approximately 93% of the outstanding shares of the Company’s common stock to TMSF Merger Corporation, in exchange for shares of TMSF Merger Corporation. Subsequently, the Company will consummate a short form merger with Parent as a result of which each share of the Company’s common stock not owned by TMSF Merger Corporation will be converted into the right to receive $0.45 in cash. Shares held by stockholders who exercise and perfect their statutory appraisal rights will be converted into the right to receive an amount determined to be fair value by the court in the appraisal proceeding. The purpose of the Merger is to provide a source of liquidity to the public stockholders and to enable Parent to acquire all of the outstanding equity interests in the Company and eliminate the expenses and potential liabilities associated with operating a public company.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction described herein, passed upon the merits or fairness of the proposed transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is unlawful and a criminal offense. No person is authorized to give any information or to make any representation not contained in this document, and if given or made, you should not rely on any such information or representation as having been authorized by the Company. All stockholders should carefully read this information statement and other disclosure documents in their entirety before making any decision in respect of the Company’s common stock.

SUMMARY TERM SHEET

This summary and the remainder of this information statement include information describing the “going private” merger involving TMSF Holdings, Inc., referred to herein as the Company, and TMSF Merger Corporation, referred to herein as Parent (the “Merger”), how it affects you, what your rights are with respect to the Merger as a stockholder of the Company and the position of Parent and Raymond Eshaghian, Massoud Yashouafar, Solyman Yashouafar, Hamid Joseph Nourmand and Doris Nourmand (collectively, the “Filing Persons” ) on the fairness of the Merger to the stockholders of the Company from a financial point of view other than the Filing Persons who will be transferring shares to Parent in advance of the Merger.

PURPOSE OF MERGER.

Immediately before the Merger, Parent will own approximately 93% of the Company’s common stock. The purpose of the Merger is to provide a source of liquidity to the public stockholders and to enable Parent to acquire all of the outstanding equity interests in the Company and eliminate the expenses and potential liabilities associated with operating a public company.

CONTRIBUTION AND MERGER.

The following steps have been, or are expected to be, taken before the Merger referred to in this information statement.

  Parent is a Delaware corporation recently organized by the Filing Persons to hold all of the shares of Company’s common stock beneficially owned by the Filing Persons. On October 3, 2007, the Filing Persons, or entities controlled by the Filing Persons, conveyed to Parent 13,944,100 shares of Company’s common stock in exchange for 13,944,100 shares of Parent’s common stock, par value $0.001 per share.
  It is anticipated that on or about October 11, 2007, the Filing Persons’ shares of the Company’s common stock, as transferred to Parent, will represent approximately 93% of the Company’s outstanding common stock. On or after October 11, 2007, and after the above-described contribution of the shares, Parent proposes to cause the Company to merge with Parent as a means of acquiring all of the shares of Company’s common stock not owned by Parent and to provide a source of liquidity to holders of those shares.
  Each share of the Company’s common stock outstanding immediately before the Merger and after the contribution, other than shares held by the Parent and stockholders who exercise their dissenters’ rights of appraisal, by virtue of the Merger will be converted into the right to receive $0.45. Shares held by stockholders who exercise and perfect their statutory appraisal rights will be converted into the right to receive an amount determined to be fair value by the court in the appraisal proceeding. All shares of the Company’s common stock held by the Parent immediately before the Merger will be cancelled in the Merger and the Filing Persons will receive new shares of stock from the Company. Immediately following the Merger, the Filing Persons will own 100% of the outstanding capital stock of the Company. The Merger will have the effect of cashing out in full all other holders of the Company’s common stock outstanding immediately before consummation of the Merger.

PRINCIPAL TERMS OF THE MERGER.

General.  Parent intends to cause the Company to merge with Parent on or about October 11, 2007 pursuant to a “short form” merger. As a result of the “short form” merger, each share of the Company’s common stock not owned by Parent will be converted into the right to receive $0.45 in cash. Shares held by stockholders who exercise and perfect their statutory appraisal rights will be converted into the right to receive an amount determined to be fair value by the court in the appraisal proceeding. Parent will not be required to enter into a merger agreement with the Company and Parent is not required to seek the approval of the directors of the Company for any aspect of the transaction contemplated hereby, however such approval has been obtained. Stockholders of the Company will not be entitled to vote their shares with respect to the Merger. The Merger will become effective upon the filing of a Certificate of Ownership executed by the Parent, which Parent is authorized to file to consummate the contemplated short form merger under Delaware law.

Merger Consideration. The consideration in the Merger will be $0.45 per share in cash (the “Merger Price”).

Company Shares Outstanding. As of October 11, 2007, a total of 15,000,000 shares of the Company’s common stock were outstanding.

Payment for Shares. Parent will pay you for your shares of Company common stock promptly after the effective date of the Merger. Instructions for surrendering your stock certificates will be set forth in a Notice of Merger and Appraisal Rights and a Letter of Transmittal, which will be mailed to stockholders of record of the Company within 10 calendar days following the date the Merger becomes effective and should be read carefully. Please do not submit your stock certificates before you have received these documents. Sending us your stock certificates with a properly signed Letter of Transmittal will waive your appraisal rights described below.

Source and Amount of Funds. The total amount of funds necessary to make cash payments to stockholders in connection with the Merger and for related expenses is estimated to be approximately $472,500. The Parent intends to use borrowed funds to make cash payments to the stockholders to be cashed out in the Merger and to pay related fees and expenses. The Parent will obtain the necessary funds from the Filing Persons in the form of an unsecured loan. At present, no plans or arrangements have been made by Parent or the Filing Persons with respect to the repayment or the refinancing of this loan.

THE POSITION OF THE SPECIAL COMMITTEE ON THE FAIRNESS OF THE MERGER.

The Special Committee appointed by the Company’s Board of Directors (the “Special Committee”) has concluded that the Merger is fair to the Public Stockholders (Holders of all outstanding Shares other than Shares held or beneficially owned by the Filing Persons and the Parent are referred to as the “Public Stockholders” in this information statement) of the Company (that is, the stockholders of the Company other than the Filing Persons and Parent) from a financial point of view. In reaching its conclusion the Special Committee considered each of the following factors:

  Current Market Price of the Company's Common Stock;
  Continued Deteriorating Conditions in the Market for Mortgage Loans and of other mortgage companies;
  The deteriorating operating and financial condition of the Company;
  Lack of an Active Trading Market for the Company's Common Stock and Lack of Liquidity for the Company's Stockholders;
  The Fairness Opinion Delivered by Gemini Valuation Services; and
  Other Factors.

For a complete discussion of the factors that were considered by the Filing Persons in determining fairness, see "Special Factors - Fairness of the Merger - Factors Considered in Determining Fairness from a Financial Point of View."

POTENTIAL CONFLICTS OF INTEREST.

There are various actual or potential conflicts of interest in connection with the Merger. The Filing Persons may be deemed to be in control of the Company because they currently own approximately 93% of the Company's outstanding common stock.

SPECIAL COMMITTEE. The Board appointed the Special Committee, composed of two independent directors, to consider the fairness of the transaction from a financial point of view and to make recommendations to the Board. The Board appointed Messrs. Sklar and Snavely as the members of the Special Committee. The Company retained Gemini Valuation Services, LLC ("Gemini") to render an opinion as to the fairness of the transaction from a financial point of view. In connection with its review of the Merger, the Special Committee consulted with Gemini and Kirkpatrick & Lockhart Preston Gates Ellis LLP, legal counsel to the Company, to assist in evaluation of the proposed Merger and making recommendations to the Board.

FAIRNESS OF TRANSACTION. The Special Committee and the Board have determined that the Merger Price to be paid in the Merger is fair to the Public Stockholders from a financial point of view. The Special Committee and the Board determined that the Merger Price is fair to the Public Stockholders because the price the Public Stockholders will receive for their shares represents a premium over the last trading price of the Company's common stock. Moreover, the Special Committee and the Board viewed the Merger Price as representing even a premium over the trading price of the Company's common stock due to increasingly deteriorating conditions in the mortgage market and of the other mortgage companies, and the lack of liquidity in the market for the Company's common stock. The Special Committee's determination regarding fairness from a financial point of view was based in large part on a written opinion, dated August 31, 2007, from Gemini Valuation Services that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, both the Merger Consideration of $0.45 per share to be paid to the Public Stockholders is fair from a financial point of view to the Public Stockholders (the "Fairness Opinion").

EFFECTS OF THE MERGER.

Completion of the Merger will have the following consequences:

  The Company and Parent will be combined into a single, privately held entity;
  Immediately after the Merger, the Filing Persons will own 100% of the outstanding capital stock of the Company. Accordingly, only the Filing Persons will have the opportunity to participate in the future earnings and growth, if any, of the Company. Similarly, only the Filing Persons will face the risk of losses generated by the Company's operations or the decline in value of the Company after the Merger;
  The shares of Company common stock will no longer be publicly traded. In addition, the combined entity will not be subject to the reporting and other disclosure requirements of the Securities Exchange Act of 1934, including requirements to file annual and other periodic reports; and
  Subject to the exercise of statutory appraisal rights, each of your shares will be converted into the right to receive $0.45 in cash, without interest.

APPRAISAL RIGHTS.

You have a statutory right to dissent from the Merger and demand payment of the fair value of your Company shares as determined in a judicial appraisal proceeding in accordance with Section 262 of the Delaware General Corporation Law, plus a fair rate of interest, if any, from the date of the Merger. This value may be more or less than the $0.45 per share in cash consideration offered in the Merger. In order to qualify for these rights, you must make a written demand for appraisal within 20 days after the date of mailing of the Notice of Merger and Appraisal Rights and otherwise comply with the procedures for exercising appraisal rights set forth in the Delaware General Corporation Law. The statutory right of dissent is set out in Section 262 of the Delaware General Corporation Law and is complicated. Any failure to comply with its terms will result in an irrevocable loss of such right. Stockholders seeking to exercise their statutory right of dissent are encouraged to seek advice from legal counsel.

TAX CONSEQUENCES. The Company’s stockholders who receive cash in the Merger will be subject to U.S. federal income taxes as a consequence of the Merger. The specific U.S. federal income tax consequences to a stockholder will depend on the specific circumstances of each stockholder, as discussed more fully below. See “Certain Federal Income Tax Consequences of the Merger .” You are urged to consult with your own tax advisor regarding the tax consequences of the Merger in light of your own particular circumstances

FOR MORE INFORMATION.

More information regarding the Company is available from its public filings with the Securities and Exchange Commission. See “Information About the Company.”

If you have any questions about the Merger, please contact Raymond Eshaghian, c/o The Mortgage Store Financial, Inc., 660 S. Figueroa Street, 9th Floor, Los Angeles, California 90017, Telephone Number: (213) 234-2402.

INTRODUCTION

The Filing Persons currently beneficially own and intend to transfer to Parent common shares of the Company which are expected to represent 93% of the Company’s common stock prior to the effective date (the “Effective Date”) of a proposed short form merger (the “Merger”) of the Company and Parent (with the Company being the surviving entity), pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”). This information statement is being delivered to you in connection with the Merger. The Effective Date is expected to be on or about October 11, 2007.

As of October 11, 2007, a total of 15,000,000 shares of Company common stock, par value $0.01 per share (the “Shares”), were outstanding.

Upon consummation of the Merger, each outstanding Share will be canceled and each outstanding Share not held by Parent or stockholders of the Company who properly exercise statutory appraisal rights under the DGCL, will be automatically converted into the right to receive $0.45 per Share in cash (the “Merger Price”), without interest, upon surrender of the certificate for such Share to Interwest Transfer Company, Inc. (the “Paying Agent”). Instructions with regard to the surrender of stock certificates, together with a description of statutory appraisal rights, will be set forth in a Notice of Merger and Appraisal Rights and a Letter of Transmittal, which documents will be mailed to stockholders of record of the Company on or about the Effective Date of the Merger and should be read carefully.

Under the DGCL, no further action is required by the Board of Directors or the stockholders of the Company for the Merger to become effective. The Company will be the surviving corporation in the Merger.

This information statement and the documents incorporated by reference in this document include certain forward-looking statements. These statements appear throughout this information statement and include statements regarding the intent, belief or current expectations of the Company and Filing Persons, including statements concerning the strategies of the Company and/or the Filing Persons following completion of the Merger. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors.

SPECIAL FACTORS

PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER

PURPOSES

Immediately before the Merger and upon contribution by the Filing Persons of their Shares, Parent will own approximately 93 % of the outstanding Shares. The purpose of the Merger is to provide a source of liquidity to the Public Stockholders and to enable the Filing Persons to acquire all of the outstanding equity interests in the Company and eliminate the expenses and potential liabilities associated with operating a public company.

ALTERNATIVES

The Filing Persons determined that effecting the going private transaction via a short form merger between the Company and Parent under Section 253 of the DGCL is the quickest and most cost-effective way to provide value and liquidity to the Public Stockholders and to acquire the outstanding public minority equity interest in the Company and therefore eliminate the costs and burdens associated with being a public company. The Filing Persons decided not to proceed with a tender offer as a viable alternative as it would entail additional costs, and a subsequent short form merger could still be required since there would be no way to ensure the tender of all Shares held by the Public Stockholders. Other transactions such as a long form merger or reverse-stock split were not viable alternatives because these would require stockholder approval under applicable law and would unnecessarily entail additional costs and expenses.

REASONS

In determining whether to acquire the outstanding public minority equity interest in the Company and to effect the Merger, the Filing Persons considered the following factors to be the principal benefits of taking the Company private:

  the elimination of significant burdens on management associated with public reporting and other tasks resulting from the Company's public company status;
  the decrease in costs, particularly those associated with being a public company (e.g., as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that the Board anticipate could result in significant savings by eliminating audit, legal and personnel fees and costs;

  the greater flexibility that the Company's management would have to focus on its evolving business goals, particularly in light of the recent deteriorating conditions in the market for sub-prime mortgage loans and resulting significant and precipitous reduction in the value of the Company's assets;
  the reduction in the amount of public information available to competitors about the Company's business that would result from the termination of the Company's obligations under the reporting requirements of the Securities and Exchange Commission (the "Commission"); and
  the trading volume in the Company's common stock is low and often the Company's common stock does not even trade on any given day.

In view of the low trading volume in the Company’s common stock, the Merger would result in immediate, enhanced liquidity for the Public Stockholders. In addition, the price to be delivered to the Public Stockholders in the Merger would represent a premium over the last trading price of the Company’s common stock.

The Filing Persons decided to proceed with the Merger at this time because they wish to realize the benefits of taking the Company private, as discussed above.

The transaction is structured as a short form merger under Section 253 of the DGCL. This form of merger allows the Public Stockholders to receive cash for their Shares quickly and allows the Filing Persons to acquire all of the outstanding public minority interests in the Company without any action by the Company’s board of directors or the Public Stockholders.

EFFECTS

GENERAL

Upon completion of the Merger, the Filing Persons, will have complete control over the conduct of the Company’s business and will have a 100% interest in the net book value and net earnings of the Company. In addition, the Filing Persons will receive the benefit of the right to participate in any future increases in the value of the Company and will bear the complete risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

STOCKHOLDERS OTHER THAN PARENT (THE PUBLIC STOCKHOLDERS)

Upon completion of the Merger, the Public Stockholders will no longer have any interest in, and the Public Stockholders will not be stockholders of, the Company and, therefore, will not participate in the Company’s future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. In addition, the Public Stockholders will not share in any distribution of proceeds after any sales of businesses of the Company or its subsidiaries, whether contemplated at the time of the Merger or thereafter. All of the Public Stockholders’ incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the liquidation of the Company and to receive appraisal rights upon certain mergers or consolidations of the Company (unless such appraisal rights are perfected in connection with the Merger), as well as the benefit of potential increases in the value of their holdings in the Company based on any improvements in the Company’s future performance, will be extinguished upon completion of the Merger.

Upon completion of the Merger, the Public Stockholders also will not bear the risks of potential decreases in the value of their holdings in the Company based on any downturns in the Company’s future performance. Instead, the Public Stockholders will have liquidity, in the form of the Merger Price, in place of an ongoing equity interest in the Company, in the form of the Shares. In summary, if the Merger is completed, the Public Stockholders will have no ongoing rights as stockholders of the Company (other than statutory appraisal rights in the case of Public Stockholders who perfect such rights under Delaware law).

THE SHARES

Once the Merger is consummated, public trading of the Shares will cease. The Filing Persons intend to deregister the Shares under the Exchange Act. As a result, the Company will no longer be required under the federal securities laws to file reports with the Commission and will no longer be subject to the proxy rules under the Exchange Act. In addition, the Shares will cease to be quoted on the OTC Pink Sheets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material United States federal income tax consequences of the Merger to beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the laws, regulations, rulings, and decisions in effect on the date of this information statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. In addition, this discussion only applies to holders that are U.S. persons, defined as citizens or residents of the United States, domestic partnerships, domestic corporations, estates (other than foreign estates), and trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes, an estate is classified as a “foreign estate” based on the location of the estate assets, the country of the estate’s domiciliary administration, and the nationality and residency of the domiciliary personal representative.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including holders of outstanding options or restricted stock, holders who are brokers, dealers or traders in securities or foreign currency, traders in securities that elect to apply a mark-to-market method of accounting, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, grantor trusts, holders who hold common stock as part of a hedge, straddle, conversion, or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

The receipt of cash by a stockholder, pursuant to the Merger or pursuant to the exercise of the stockholder’s statutory appraisal rights, will be taxable for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between the amount of cash that the stockholder receives in the Merger and that stockholder’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss if the stockholder holds the Shares as a capital asset, and generally will be long-term capital gain or loss if, at the Effective Date of the Merger, the stockholder has held the Shares for more than one year.

The cash payments made to a stockholder pursuant to the Merger will be subject to backup United States federal income tax withholding unless the stockholder provides the Paying Agent with his, her or its taxpayer identification number and certifies that such number is correct, or unless an exemption from backup withholding applies.

In general, cash received by stockholders who exercise statutory appraisal rights (“Dissenting Stockholders”) in respect of appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholder. Any such Dissenting Stockholder should consult with his, her, or its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

None of the Filing Persons, the Company, or Parent expects to recognize any gain, loss, or income by reason of the Merger.

EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO EACH SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW

GENERAL

The Board of the Directors of the Company (the “Company’s Board” or the “Board”) and the Special Committee appointed by the Board (the “Special Committee”) have determined that the Merger is fair to the Public Stockholders from a financial point of view. This belief is based, largely in part, upon the Fairness Opinion delivered by Gemini and the Special Committee’s determination that the Merger is fair to the Public Stockholders from a financial point of view.

On August 30, 2007, the Company’s Board and the Special Committee held a meeting at which the proposed plan to acquire the minority stockholder interests in the Company through the Merger was presented and discussed. At this meeting, the Board resolved to take the Company private by having Parent acquire for cash, through the Merger, all of the Shares held by the Public Stockholders at a purchase price of $0.45 per share. The Board determined that the Merger is fair to the Public Stockholders from a financial point of view.

FACTORS CONSIDERED IN DETERMINING FAIRNESS FROM A FINANCIAL POINT OF VIEW

In reaching its determination that the terms of the Merger are fair from the financial point of view to the Public Stockholders, the Special Committee considered the factors set forth below, which constitute all of the material factors considered by the Special Committee in making its determination. The Special Committee determined that each of the following factors supported its belief that the Merger is fair to the Public Stockholders.

  Current Market Price of the Company's Common Stock
  Conditions in the Market for Mortgage Loan and Mortgage Companies.
  Trend in Equity Markets Generally and With Respect to Mortgage Companies Specifically.
  Fairness Opinion. A copy of Gemini's fairness opinion is attached hereto as Exhibit B

Certain Negative Considerations. The Special Committee also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the Merger from a financial point of view:

  Termination of participation in the future growth of the Company. Following the successful completion of the Merger, the Public Stockholders would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, in any, in the value of their holdings in the Company.
  Conflicts of Interest. The financial interests of Parent are adverse as to the Merger Price to the financial interests of the Public Stockholders. In addition, officers and directors of the Company have actual or potential conflicts of interest with the Merger. Certain officers and directors of Parent are also officers and directors of the Company.
  No Public Stockholder Approval. The Public Stockholders will not have an opportunity to vote on the Merger.

Other Factors.

  The Special Committee believes the Merger Price to be fair from a financial point of view in light of the Company's current financial condition and prospects.
  In light of deteriorating conditions in the market for mortgage loans and mortgage companies, the Special Committee believes that it would be exceptionally difficult for the Company to obtain capital in the equity markets or desirable forms, if at all, should it desire to do so in the near future.
  The Special Committee believes that the liquidity that would result from the Merger may be beneficial to the Public Stockholders because the Filing Persons' combined ownership of approximately 93% of the outstanding Shares results in an extremely small public float that limits the amount of trading in the Shares.
  The Merger represents an opportunity for the Public Stockholders to realize cash for their Shares, which would otherwise be extremely difficult or impossible given the illiquidity of the market for the Shares. In recent periods prior to the announcement of the proposed Merger, the trading in the Company's stock has been extremely light. A stockholder desiring to liquidate his, her or its entire position under the Company's recent trading volumes prior to such announcement would have found that demand for such Shares was nearly non-existent and that persistent attempts to sell such Shares could have led to a reduction in the price to be paid for such Shares.
  The Special Committee determined that the Merger is fair from a financial point of view to the Public Stockholders. In making such determination, the Special Committee considered the fact that Public Stockholders who believe that the terms of the Merger are not fair can pursue appraisal rights in the Merger under Delaware law. In determining that the Merger is fair to the Public Stockholders from a financial point of view, the Special Committee considered the above factors as a whole and did not assign specific or relative weights to them, other than that the Merger Price of $0.45 per Share in cash was considered the most important factor.

APPROVAL OF SECURITY HOLDERS

Because the Merger is being effected as a short form merger under Section 253 of the DGCL, it does not require approval by the Company’s stockholders (other than approval by Parent).

APPROVAL OF DIRECTORS OF THE COMPANY

Because the Merger is being effected as a short form merger under Section 253 of the DGCL, it does not require approval by the Company’s Board of Directors, however, such approval has been obtained. Additionally, a determination of fairness is not required to proceed with a short form merger under the DGCL.

FAIRNESS OPINION AND FINANCIAL ANALYSIS

After considering several firms and their respective qualifications, the Board of Directors selected Gemini Valuation Services to evaluate the terms of the Merger and give a fairness opinion in connection with such analysis and evaluation.

As part of the Fairness Opinion delivered by Gemini, the Board of Directors received Gemini’s financial analysis related to the fair value of the Shares, the fairness of the Merger and the Merger Price payable to the Public Stockholders. Gemini considered a number of factors in its analysis and used several methodologies in reaching its conclusion.

      Preparer and summary of the report, opinion or appraisal

Pursuant to the letter agreement with the Company’s Board of Directors, Gemini was retained to act as financial advisor and deliver a fairness opinion to the Board of Directors. At the time Gemini was retained by the Board of Directors, the Special Committee had been formed and instructed to evaluate the proposed Merger, and also to review and evaluate factors and information relating to the Merger. Gemini’s services were structured to consist of the following. Gemini was asked to provide financial analysis with respect to the consideration to be received by the Public Shareholders in connection with the Merger. The Board of Directors also asked Gemini to provide an opinion as to the fairness to the Public Stockholders, from a financial point of view, of the Merger Price payable to them in connection with the Merger.

On August 31, 2007, Gemini provided its written Fairness Opinion that the Merger Price is fair to the stockholders of the Company from a financial point of view. A copy of the Fairness Opinion is attached to this information statement as Exhibit B. The full text of the Fairness Opinion and financial analysis included therein sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Gemini, which are described below. You are urged to, and should, read Gemini’s Fairness Opinion carefully and in its entirety.

In connection with its opinion, Gemini made such reviews, analyses and inquiries, as it deemed necessary or appropriate under the circumstances. Gemini’s due diligence with regard to the proposed transaction included, but was not limited to, the items summarized below. Gemini:

  Conducted meetings with senior management of the Company to discuss its history, the terms of the proposed transaction and future prospects;
  Held meetings and telephonic discussions with members of the Board of Directors;
  Reviewed and analyzed the terms of the Merger;
  Reviewed and analyzed available historical and financial information relating to the Company, including audited and unaudited financial statements for the fiscal years ended December 31, 2002 through 2006;
  Reviewed and analyzed financial projections of the Company for the fiscal years ending December 31, 2007 through December 31, 2010;
  Reviewed and analyzed market trading prices and indicated valuation metrics for public companies comparable to the Company;
  Reviewed and analyzed the financial terms, to the extent publicly available, of certain acquisition transactions reasonably comparable to the Merger;

  Analyzed the historical trading prices and volume for the Company's common stock on the OTC Pink Sheets;
  Reviewed certain other operating and financial information provided by the Company and its advisors;
  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information; and
  Reviewed other information, studies and analyses as it deemed appropriate.

Gemini also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation in general, and with respect to transactions similar to the proposed transaction in particular. Gemini did not make any evaluation or appraisal of the Company’s solvency or any evaluation or appraisal of any of the Company’s specific assets or liabilities (contingent or otherwise). Gemini’s opinion should not be construed as a credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Gemini relied upon the fact that the Board and the Company have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken; and Gemini did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its opinion with respect to the proposed transaction, Gemini: (1) relied upon the accuracy and completeness of all information supplied or otherwise made available to Gemini by the Company, and did not attempt to independently verify such information; (2) relied on assurances of representatives of the management of the Company that they are unaware of any facts that would make the information provided to Gemini incomplete or misleading in any material respect; and (3) assumed that any estimates, evaluations and projections furnished to Gemini were reasonably prepared and based upon the best currently available information and judgment of the management and staff of the Company, relating to the future financial and operational performance of the Company. Gemini did not make any independent evaluation or appraisal of the assets or liabilities of the Company. Also, Gemini did not conduct any physical inspection of the properties or facilities of the Company. In addition, Gemini did not participate in the discussions concerning the Merger among the Company and its representatives.

In its analysis and in connection with the preparation of its opinion, Gemini made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction. Gemini has also assumed that all of the conditions precedent required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the documentation that was provided for its review.

The basis and methodology for Gemini’s opinion were designed specifically for the express purposes of the Board of Directors and may not translate to any other purpose.

To the extent that any of the foregoing assumptions or any of the information on which Gemini’s opinion is based proves to be untrue in any material respect, Gemini’s opinion cannot and should not be relied upon.

Gemini’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and Gemini disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Gemini after such date.

Gemini’s opinion should not be construed as creating any fiduciary duty on Gemini’s part to any party.

Gemini’s opinion was delivered to the Board of Directors and the Special Committee for their information in connection with the Special Committee’s consideration of the Merger.

Gemini’s opinion was not and is not a recommendation as to how the Special Committee or any stockholders of the Company should act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction, nor does it indicate that the consideration to be received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Merger may depend on an assessment of factors unrelated to the financial analysis on which Gemini’s opinion is based. As a result, the opinion and presentation of Gemini was only one of several factors taken into consideration by the Board and the Special Committee in making their determination with respect to the Merger Price.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

In preparing its opinion, Gemini performed certain financial and comparative analyses summarized in the following paragraphs. These analyses must be considered as a whole. Gemini believes that selecting portions of such analyses and the factors considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Gemini in arriving at its opinion, Gemini made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. All information provided in this information statement must be read together with the full text of Gemini’s opinion and the limitations and qualifications set forth in the opinion.

      Overview of Analysis

Gemini prepared its analysis using the following two principal methodologies:

1)

The Market Approach which involves providing an indication of value by comparing the Company to reasonably comparable companies using similar units of comparison such as market multiples and/or ratios; and

2)	The Income Approach which involves providing an indication of value by discounting the projected cash flow streams at the appropriate cost of capital.

Gemini used these methodologies to derive an estimate of the value of the Company’s business operations.

      Income Approach or Discounted Cash Flow Analysis

As part of the Income Approach, Gemini performed a discounted cash flow analysis to derive indications of total enterprise value and equity value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. Gemini based its discounted cash flow analysis on financial projections of the Company for the fiscal years ending December 31, 2007 through 2012, plus a residual year. These projections were prepared by the Company’s management and were not independently verified by Gemini. The projections used by Gemini in its discounted cash flow analysis are summarized below:

In its analysis, Gemini used a range of discount rates. Gemini calculated a terminal value at the end of the residual year following the year ending in 2012 using the income method as follows: a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 10.0% for the years ending in 2011 and 2012 to 5.0% for the residual year, and a weighted average cost of capital of 5.01% for the Company using the financial statements of the comparable companies. Based on its discounted cash flow analysis, Gemini arrived at a per share value of $0.26.

      Market Approach or Comparable Public Company Analysis

The Market Approach is principally based on an analysis of a selected group of comparable public companies. No company used in this analysis is identical to the Company, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices of the various companies being compared.

In the selection of comparable public companies, Gemini used multiple databases to identify domestic public companies that are in the sub-prime mortgage loan industry. The public companies selected by Gemini generally have certain attributes that would cause an investor to group these companies in the same broad industry class for investment purposes. In particular, all of the selected comparable public companies provide outsourced business processes and/or marketing services to other companies Gemini ultimately included the eleven companies listed below in the comparison group:

  Accredited Home Lenders Holding Co.
  American Home Mortgage Investment Corp.
  Delta Financial Corp.
  Fremont General Corporation
  HomeBanc Corp.
  IndyMac Bancorp Inc.
  New Century Financial Corp.
  Novastar Financial Inc.
  Thornburg Mortgage Inc.

Based on publicly reported financial data as well as published earnings estimates for each of the selected comparable companies, Gemini analyzed certain valuation metrics, which are summarized below:

Gemini's comparable public company analysis resulted in estimated per share value ranging from approximately $1.02 applying a revenue multiple to $0.23 applying a book value multiple.

       Comparable Transactions Analysis

In addition to the comparable public companies identified above, Gemini also identified comparable public companies that were recently acquired. Based on its search criteria, Gemini identified 9 comparable transactions. Although the transactions identified were announced within the past six months, Gemini elected not to use their implied valuation metrics because the recent instability in the mortgage industry has significantly reduced the relevance of this data. Accordingly, the selection and application of market-based valuation multiples was not meaningful using the identified transaction data on a standalone basis.

       Historical Stock Trading

Gemini also reviewed the historical trading prices and volume for the Company's common stock since August 2006. In particular, Gemini observed that the Company's common stock is very thinly traded on the OTC Pink Sheets, and has no analyst coverage or institutional sponsorship. In addition, Gemini observed that over the one-year period preceding its analysis, the price of the Company's common stock declined by more than 66% and is at a 52 week low based on the last trading price of $0.35.

Given the lack of an active and liquid trading market for the Company's common stock as well as the substantial gap between the Company's market capitalization and the value of its underlying assets, Gemini concluded that the market pricing for the Company's common stock did not provide a reasonable representation of fair value.

       Other

Gemini is an investment banking firm regularly engaged to render financial opinions in connection with mergers and acquisitions, corporate planning, and other purposes. Previous to this engagement, Gemini had not previously provided financial advisory or other services to the Company or the Parent, nor any of their respective board members or executive officers, and has had no discussions regarding any future engagements by any of these parties.

The Company has agreed to pay Gemini customary fees for its services. No portion of Gemini's fees is or was contingent upon consummation of any transaction or the conclusion reached by Gemini in its fairness opinion. The Company has also agreed to reimburse Gemini for its expenses incurred in performing its services and to indemnify Gemini and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Gemini or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Gemini's engagement and any related transactions.

       Availability of Documents

The full text of the Fairness Opinion, including Gemini's entire financial analysis, is available and will be mailed to stockholders upon request.

INFORMATION ABOUT THE COMPANY

The Company is named TMSF Holdings, Inc., a Delaware corporation incorporated in October 2002, and has two wholly owned subsidiaries, The Mortgage Store Financial, Inc., a California corporation incorporated in 1992 (“The Mortgage Store”) and CPV Limited, Inc., a California corporation incorporated in August 2003. In November 2002, the Company acquired The Mortgage Store (a nationwide mortgage lender) and changed its name to TMSF Holdings, Inc.

Prior to the acquisition of The Mortgage Store, the Company operated as “Little Creek Inc.” and did not have any significant operational activity. In September 2005, it initiated a process to convert its business into a Real Estate Investment Trust ("REIT"). On August 4, 2006 the Company's board of directors unanimously decided to terminate the plan to reorganize the Company's business operations to allow it to qualify and elect to be taxed as a REIT effective August 3, 2006. The Board determined that because of unfavorable market conditions, it will not be able to satisfy the conditions precedent to the consummation of the reorganization.

The Company's internet website address is www.tmsfholdings.com. The principal executive offices of the Company are located at 660 S. Figueroa Street, 9th Floor, Los Angeles, California 90017, and its telephone number is (213) 234-2400.

The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrations that file electronically with the Commission at http://www.sec.gov.

Securities. The exact title of the class of equity securities subject to the Merger is: Common Stock, par value $0.01 per share. As of October 11, 2007, a total of 15,000,000 Shares were outstanding.

Trading Market and Price. The Shares have been trading on the OTC Pink Sheets under the symbol “TMFZ.PK” The following table sets forth the high and low closing sales prices per Share for each of the periods indicated, as reported on the Yahoo Business. The Shares last traded on October 10, 2007 at a trading price of $0.40.

Fiscal 2005	High	Low
First Quarter	3.30	3.09
Second Quarter	3.21	2.85
Thirdt Quarter	3.10	2.80
Fourth Quarter	2.95	2.64

Fiscal 2006	High	Low
First Quarter	3.10	2.75
Second Quarter	1.40	1.12
Thirdt Quarter	1.25	1.05
Fourth Quarter	1.35	1.16

Fiscal 2007	High	Low
First Quarter	1.10	0.81
Second Quarter	0.45	0.45
Third Quarter	0.30	0.37
Fourth Quarter (through October 11, 2007)	0.30	0.40

SPECIFIC TERMS OF THE MERGER

CONTRIBUTION AND MERGER

Prior to the Effective Date, the Filing Persons plan to contribute all of the Shares they own to Parent in exchange for common stock of Parent. As of October 11, 2007, the Filing Persons beneficially owned 13,944,100 Shares, representing in the aggregate approximately 93% of the outstanding Shares. On the Effective Date, the Filing Persons will contribute, or cause entities that they control to contribute, 13,944,100 Shares to Parent in exchange for common stock of Parent. Upon receipt of the contributions, Parent will merge with and into the Company pursuant to Section 253 of the DGCL, with the Company to be the surviving corporation. To so merge, the board of directors and the stockholders of Parent will approve the Merger and Parent will file a Certificate of Ownership and Merger with the Secretary of State of Delaware. Upon the Effective Date:

  Each Share issued and outstanding immediately prior to the Effective Date (other than Shares owned by Parent) will be cancelled and extinguished and be converted into and become a right to receive the Merger Price or converted into the right to receive an amount determined to be fair value by the court in the appraisal rights; and
  Each share of Parent's capital stock issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and nonassessable share of the common stock of the Company as the surviving corporation of the Merger.

As a result of the Merger, the Filing Persons will own all of the outstanding equity interests in the Company.

Under the DGCL, because Parent will hold at least 93% of the outstanding Shares, Parent will have the power to effect the Merger without a vote of the Company’s board of directors or the Public Stockholders. However, approval of the Company’s board of directors has been obtained. Stockholders of the Company will not be entitled to vote their shares with respect to the Merger. Parent intends to take all necessary and appropriate action to cause the Merger to become effective on the Effective Date, without a meeting or consent of the Public Stockholders. The Merger Price will be $0.45 in cash per Share.

MERGER PRICE

Upon completion of the Merger, in order to receive the cash Merger Price of $0.45 per Share, each Public Stockholder or a duly authorized representative must (1) deliver a Letter of Transmittal, appropriately completed and executed, to Interwest Transfer Company, Inc. and (2) surrender such Shares by delivering the stock certificate or certificates that, prior to the Merger, had evidenced such Shares to the Paying Agent, as set forth in a Notice of Merger and Appraisal Rights and Letter of Transmittal which will be mailed to stockholders of record on the Effective Date. Public Stockholders are encouraged to read the Notice of Merger and Appraisal Rights and Letter of Transmittal carefully when received. Delivery of an executed Letter of Transmittal shall constitute a waiver of statutory appraisal rights.

ACCOUNTING

The Merger will be accounted for as the acquisition of a minority interest using the purchase method of accounting.

FUTURE OPERATIONS

It is currently expected that, following the consummation of the Merger, the business and operations of the Company will be conducted by the Company substantially as they are currently being conducted. The Filing Persons intend to continue to evaluate the business and operations of the Company with a view to maximizing the Company’s potential. As such, the Filing Persons will take such actions as they deem appropriate under the circumstances and market conditions then existing. The Filing Persons intend to cause the Company to terminate the registration of the Shares under Section 12(g) of the Exchange Act following the Merger, which would result in the suspension of the Company’s duty to file reports pursuant to the Exchange Act. In addition, the Filing Persons intend to cause the Shares to cease to be quoted on the OTC Pink Sheets. For additional information see “Special Factors — Purposes Alternatives, Reasons and Effects of the Merger — Effects.”

The Filing Persons do not currently have any commitment or agreement for, and are not currently negotiating, the sales of any of the Company’s businesses.

FEES

The Paying Agent will receive reasonable and customary out-of-pocket expenses and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Merger, including certain liabilities under the U.S. federal securities laws.

None of the Filing Persons will pay any fees or commissions to any broker or dealer in connection with the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

For a discussion of the reasons for the Merger, see “Special Factors — Purposes, Alternatives Reasons and Effects — Reasons.” For federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Merger will be a taxable sale of the holders’ Shares. See “Special Factors — Purposes, Alternatives Reasons and Effects — Effects — Certain Federal Income Tax Consequences of the Merger.”

PURCHASES. None of the Filing Persons, Parent or the Company will be purchasing any Shares from any officer, director or affiliate of the Company prior to the Merger. Any such officer, director or affiliate who is the holder of any Shares (other than Shares contributed to Parent) will be entitled to receive the Merger Price just as any other Public Stockholder.

DIFFERENT TERMS. Public Stockholders of the Company will be treated as described in “Specific Terms of the Merger.”

APPRAISAL RIGHTS

Under the DGCL, record holders of the Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this information statement as Exhibit A. Notice of the Effective Date and the availability of appraisal rights under Section 262 (the “Merger Notice”) will be mailed to record holders of the Shares and should be reviewed. Any Public Stockholder entitled to appraisal rights will have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Company an appraisal of his or her Shares. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his or her Shares. Failure to make such a timely demand would foreclose a stockholder’s right to appraisal.

Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder’s name appears on the stock certificates. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Shares should be sent or delivered to the persons and address indicated in the Merger Notice.

If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner.

Within 10 calendar days after the Effective Date, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 calendar days after the Effective Date, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the amount per Share that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. Upon application of a stockholder, the costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Date).

If any stockholder who demands appraisal of Shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Merger Price, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger Price, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

For federal income tax purposes, stockholders who receive cash for their Shares upon exercise of their statutory right of dissent will realize taxable gain or loss. See “Certain Federal Income Tax Consequences of the Merger.”

The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to the Section 262 of the DGCL, the full text of which is attached hereto as Exhibit A. STOCKHOLDERS ARE URGED TO READ EXHIBIT A IN ITS ENTIRETY BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN LOSS OF APPRAISAL RIGHTS.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

Neither any of the Filing Persons nor Parent intends to grant Public Stockholders special access to the Company’s records in connection with the Merger. Other than the Fairness Opinion described above, there is no intention to obtain counsel to or appraisal services for Public Stockholders of the Company.

FINANCIAL STATEMENTS

Financial Information.

The audited consolidated financial statements of TMSF Holdings, Inc., as of and for the fiscal years ended December 31, 2006 and December 31, 2005 are incorporated herein by reference to the Consolidated Financial Statements of the Company included as Item 8 to TMSF Holdings, Inc.‘s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 and 2005, respectively (the “Form 10-K’s”). Form 10-K’s are referred to as the “Company Reports.”

Company Reports are available for inspection and copying at the Commission’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

ADDITIONAL INFORMATION

Copies of any financial statements and information incorporated by reference in this information statement by reference to any other document filed by the Company with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the SEC at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by called he SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of such financial statements and information to stockholders upon written request to the Company’s headquarters.

EXHIBIT A

DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT B
FAIRNESS OPINION